Exhibit 12.1
HUBBELL INCORPORATED
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)

	Three Months
	Ended
	March 31,				Year Ended December 31,
	2008		2007		2007		2006		2005		2004		2003
Computation of Earnings:
Earnings	69.6		59.3		284.2		221.5		215.7		197.3		155.5
Fixed Charges	6.7		5.7		22.9		20.3		23.7		24.9		25.0
Total Earnings	76.3		65.0		307.1		241.8		239.4		222.2		180.5
Computation of Fixed Charges:
Interest Expense	5.3		4.4		17.7		15.4		19.4		20.7		20.5
Interest Portion of Rent Expense	1.4		1.3		5.2		4.9		4.4		4.2		4.4
Total Fixed Charges	6.7		5.7		22.9		20.3		23.7		24.9		25.0
Ratio of Earnings to Fixed Charges	11.4	x	11.4	x	13.4	x	11.9	x	10.1	x	8.9	x	7.2	x
     For purposes of calculating the above ratios, “earnings” consist of income from continuing operations before income taxes and fixed charges. “Fixed charges” consist of interest expense (which includes interest on indebtedness and amortization of debt expense) and the portion of rents that Hubbell believes to be representative of the interest factor (one-third of rental expense).